EXHIBIT 23.2

CONSENT OF DELOITTE & TOUCHE LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Exar Corporation of our report dated March 30, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-based Payment”, effective January 1, 2006) relating to the consolidated financial statements of Sipex Corporation and subsidiaries, appearing in the Current Report on Form 8-K/A of Exar Corporation dated November 5, 2007. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

November 5, 2007